Exhibit 99.15

FOR IMMEDIATE RELEASE


Johnson & Johnson Reports 2005 Second-Quarter
Sales Increase of 11.1% and EPS of $.89 Versus $.82 a Year Ago;
Excluding In-Process Research and Development Charges and Revised
Tax Impact of American Jobs Creation Act, EPS Increased 13.4% *

New Brunswick, NJ (July 19, 2005) -- Johnson & Johnson today announced sales for the second quarter of $12.8 billion, an increase of 11.1% over the prior year. The increase represented operational growth of 9.1% and a favorable currency impact of 2.0%. Domestic sales were up 6.0%, while international sales increased 18.3%, reflecting operational growth of 13.4% and a positive currency impact of 4.9%.

Net earnings and diluted earnings per share for the second quarter were $2.7 billion and $.89. The second quarter included after-tax in-process research and development charges of $353 million associated with the acquisitions of Peninsula Pharmaceuticals, Inc., CLOSURE Medical Corporation and TransForm Pharmaceuticals, Inc. The second quarter also included a gain of $225 million for a tax adjustment associated with a technical correction made to the American Jobs Creation Act, which was previously recorded in the fourth quarter of 2004. The technical correction was included in guidance issued by the U.S. Treasury Department during the second quarter of 2005. Excluding the impact of these items, net earnings for the quarter were $2.8 billion and diluted earnings per share were $.93, representing increases of 14.1% and 13.4%, respectively, as compared to the same period in 2004.*

"The breadth of our health care business continues to be a key strength of Johnson & Johnson," said William C. Weldon, Chairman and Chief Executive Officer. "Of particular note is the strong performance of each of our franchises in the Medical Devices and Diagnostics segment as well as the overall strength of the results and consistent performance from our Consumer segment."

Worldwide Medical Devices and Diagnostics sales of $4.9 billion for the second quarter represented an increase over the prior year of 19.7% with operational growth of 17.4% and a positive impact from currency of 2.3%. Domestic sales increased 16.7%, while international sales increased 22.7% (18.1% from operations and 4.6% from currency).

All major franchises in the Medical Devices and Diagnostics segment contributed to the operational growth. These franchises include Cordis' circulatory disease management products, DePuy's orthopaedic joint reconstruction and spinal products, Ethicon's wound care and women's health products, Ethicon Endo-Surgery's minimally invasive products, LifeScan's blood glucose monitoring products, Ortho-Clinical Diagnostics' professional diagnostic products and Vistakon's disposable contact lenses.

Cordis with its CYPHER Sirolimus-eluting Coronary Stent achieved particularly strong growth. CYPHER was the first drug-eluting stent introduced to the marketplace to help reduce restenosis
(reblockage) of a treated coronary artery.

During the quarter, the Company announced the completion of the acquisition of CLOSURE Medical Corporation, a global leader in biomaterial-based medical devices.

Worldwide Pharmaceutical sales of $5.6 billion for the second quarter represented an increase over the prior year of 3.7% with operational growth of 2.1% and a positive impact from currency of 1.6%. Domestic sales decreased 1.3%, while international sales increased 14.0% (9.2% from operations and 4.8% from currency).

Sales growth reflects the strong performance of RISPERDAL, an antipsychotic medication; REMICADE, a biologic approved for the treatment of a number of Immune Mediated Inflammatory Diseases (I.M.I.D.); TOPAMAX, an antiepileptic and a treatment for the prevention of migraine headaches; LEVAQUIN, an anti-infective, and CONCERTA, a treatment for attention deficit hyperactivity disorder. DURAGESIC, a transdermal patch for chronic pain, was negatively impacted by generic competition in the U.S. market.

During the quarter, the Company announced that it had received U.S. Food and Drug Administration (FDA) approvals for TOPAMAX (topiramate) as initial monotherapy in patients 10 years of age and older with partial onset or primary generalized tonic-clonic seizures and for REMICADE (infliximab) to reduce the signs and symptoms of active arthritis in patients with psoriatic arthritis.

In addition, the Company submitted a supplemental Biologics License Application to the FDA for REMICADE (infliximab) for the treatment of juvenile rheumatoid arthritis and completed its acquisition of Peninsula Pharmaceuticals, Inc., a privately held biopharmaceutical company focused on developing and commercializing antibiotics to treat life-threatening infections.

Worldwide Consumer segment sales of $2.3 billion for the second quarter represented an increase over the prior year of 13.9% with operational growth of 11.1% and a positive impact from currency of 2.8%. Domestic sales increased 10.6%, while international sales increased 17.1% (11.6% from operations and 5.5% from currency).

Strong growth in Consumer sales was achieved in the skin care lines of NEUTROGENA, RoC, AVEENO, and CLEAN & CLEAR, as well as with McNeil Nutritional's SPLENDA sweetener.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 200
Johnson & Johnson operating companies employ approximately
113,800 men and women in 57 countries and sell products throughout the world.

*Net earnings and diluted earnings per share excluding in-process research and development charges and a revised tax impact for the American Jobs Creation Act are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Daylight Savings Time. A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Johnson & Johnson website at www.jnj.com. A replay will be available two hours after the live webcast by visiting www.jnj.com and clicking on "Webcasts/Presentations" in the Investor Relations section.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections.
Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment.
A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2005. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

For more information on Johnson & Johnson, please visit the Company's website at http://www.jnj.com.